ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this "Agreement") is entered into as of October 13, 2016, by and between Cognate BioServices, Inc., a Delaware corporation ("Assignor"), and Northwest Biotherapeutics, Inc., a Delaware corporation ("Assignee" and together with Assignor, the "Parties").

RECITALS

WHEREAS, in October 2015, Assignor borrowed money under certain secured loan agreements (collectively, the "Loan Agreements") entered into with Adar Bays, LLC (the "Creditor") for the benefit of Assignee when Assignee had not satisfied and was unable to satisfy, for many months, payment of contractual obligations owed by Assignee to Assignor in excess of $7,600,000 ("Contractual Obligations");

WHEREAS, notwithstanding Assignee's failure to satisfy its Contractual Obligations, Assignor refrained from pursuing any legal action against Assignee and instead entered into the Loan Agreements;

WHEREAS, upon maturity under the Loan Agreements, Assignor did not repay the loans and Creditor foreclosed on the collateral securing such loans made under the Loan Agreements;

WHEREAS, following foreclosure of the collateral, Assignor and Creditor entered into that certain agreement dated as of February 22, 2016 (the "Adar Bays Agreement") with respect to the foreclosed collateral;

WHEREAS, Assignor desires to assign the Adar Bays Agreement and all of Assignor's obligations under the Adar Bays Agreement to Assignee and Assignee desires to assume the Adar Bays Agreement and all of such obligations under the Adar Bays Agreement;

WHEREAS, the Adar Bays Agreement does not prohibit such assignment from Assignor to Assignee; and

WHEREAS, the assignment of the Adar Bays Agreement and all obligations thereunder do not constitute satisfaction of any outstanding obligations that Assignee owes to Assignor as of the date hereof, which obligations remain outstanding and are not affected by this Agreement.

NOW, THEREFORE, the Parties hereto hereby agree to the recitals, terms and conditions herein:

1. Assignor hereby irrevocably assigns to Assignee, and Assignee hereby irrevocably assumes from Assignor, all of Assignor's rights, benefits, title, interests, liabilities and obligations as pledgor under the Adar Bays Agreement (the "Assigned Document").

2. From and after the date of this Agreement, (a) Assignee will be a party to the Assigned Document and will have the rights and obligations as the pledgor thereunder and will be bound by all of the provisions of the Assigned Document applicable to the pledgor thereunder, including, but not limited to, the payment in full of all amounts, all interest and the posting of all securities required in accordance with the terms of the Assigned Document and Assignee shall have full liability in respect thereof.

3. Each of Assignee and Assignor represents and warrants as follows: (a) The execution, delivery and performance of this Agreement are within such Party's powers and have been duly authorized by all necessary corporate or other action. (b) This Agreement constitutes the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors' rights generally. (c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority, regulatory body or any other third party is required for the due execution, delivery and performance by Assignor or Assignee of this Agreement. (d) The assignments by the Assignor and assumptions by the Assignee made hereunder are not in violation of the Assigned Document.

4. This Agreement will be binding upon and will inure to the benefit of Assignor and Assignee and their respective successors and assigns. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original and both of which together will be deemed to be one and the same instrument. Delivery

of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

5. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICT OF LAWS THEREOF.

6. Any one or more of the provisions in this Agreement held to be invalid, illegal or unenforceable shall be ineffective to the extent of such invalidity, illegality and unenforceability without affecting the validity, legality and enforceability of the remaining provisions of this Agreement; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

7. Assignee hereby acknowledges and agrees that (i) monetary damages would not adequately compensate Assignor in the event of a breach or threatened breach of this Agreement by Assignee, (ii) Assignor would suffer irreparable harm in the event of such a breach or threatened breach, and (iii) Assignor shall have, in addition to all other rights or remedies it may have at law or in equity, specific performance and injunctive relief as a remedy to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, without posting any bond and without liability should relief be denied, modified or vacated. If Assignor brings an action to enforce any of its rights under or relating to this Agreement, Assignor will be entitled to recover all of its costs and expenses, including but not limited to attorneys' fees and court costs.

8. The failure of Assignor to enforce any right resulting from the breach or threatened breach of any provision of this Agreement by Assignee or its representatives will not be deemed a waiver of any right relating to a subsequent breach of such provision or of any other right hereunder, nor shall any delay or omission on the part of Assignor to exercise or avail itself of any right or remedy it has or may have operate as a waiver of any such right or remedy. Assignor may pursue all remedies available to it, both at law or in equity, alternatively or cumulatively.

9. The Parties hereby agree that this Agreement is without prejudice to any rights Assignor has at law or in equity.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written by their respective duly authorized officers.

ASSIGNOR:

COGNATE BIOSERVICES, INC.

By: ______________________________
Name: J. Kelly Ganjei
Title: Chief Executive Officer

ASSIGNEE:

NORTHWEST BIOTHERAPEUTICS, INC.

By: ______________________________
Name: Leslie J. Goldman
Title: Senior Vice President, Business Development